Exhibit 23

BDO USA, P.C.

Consent of Independent Registered Public Accounting Firm

Telephone and Data Systems, Inc. Tax-Deferred Savings Plan
Madison, Wisconsin

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-266692) of Telephone and Data Systems, Inc. and on Form S-8 (No. 333-266693) of Array Digital Infrastructure, Inc. (formerly known as United States Cellular Corporation) of our report dated June 2, 2026, relating to the financial statements and supplemental schedule of Telephone and Data Systems, Inc. Tax-Deferred Savings Plan which appear in this Form 11-K for the year ended December 31, 2025.

/s/ BDO USA, P.C.

Madison, Wisconsin
June 2, 2026